Exhibit 99.1

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@cardica.com

CARDICA ANNOUNCES FISCAL 2015 FIRST QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif. – November 4, 2014 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal first quarter ended September 30, 2014. Cardica’s management will hold a conference call at 4:30 p.m. Eastern Time to discuss the financial results and provide an update on the company’s business.

“With 58 hospital value analysis committees in the US having approved the product for trial or purchase, we continue to make solid progress executing on our disciplined commercialization strategy for the MicroCutter XCHANGE® 30,” said Bernard A. Hausen, M.D., Ph.D., president and CEO of Cardica. “Domestic sales of the MicroCutter increased substantially in the quarter, with surgeons proactively approaching us on a regular basis to use the product in a wide variety of surgical procedures, and we are confident that growth will continue to accelerate.”

“Moving forward, we expect continued momentum in both the United States and internationally, building on the introduction of the new iteration of the XCHANGE 30 and specific device options. Specific options include the recently introduced curved tip cartridge/reload for greater control in confined and deeply recessed areas, as well as the short shaft handle that provides particular value in confined spaces and small incision procedures. We are pleased with the progress we are making and will continue to execute on our strategy to realize the full potential of our cutting edge technology in order to create enhanced value for our shareholders.”

Recent Highlights and Accomplishments:

●

As of September 30, 2014, secured approval from 58 U.S. hospital value analysis committees (“VAC”s), which have approved use of the MicroCutter XCHANGE 30 for product evaluation or have purchased the MicroCutter XCHANGE 30;

●	Hired additional U.S. sales representatives for the MicroCutter XCHANGE 30 product line, bringing the total to eight;
●	Trained and provided clinical transition support for Cardica’s new sales director in Germany to establish strong relationships with existing and prospective accounts;
●	The MicroCutter XCHANGE 30 continues to be used in remarkable procedures, including:
●	A leading surgeon at an academic institution in England has completed several successful microlobectomies, where the lobe of one lung is removed through a very small opening;
●	For the first time, a leading surgeon at an international university hospital in the Southeast United States removed a small bowel tumor laparoscopically, using only five-millimeter ports;
●

A leading surgeon in Southern California performed several right hemicolectomies with intracorporeal anastomosis, a surgical procedure to remove the right side of the large intestine when impacted by cancer or Crohn’s disease;

●	Introduced a newly-enhanced version of the MicroCutter XCHANGE 30 surgical stapler, with the ability to clamp thicker tissue during a variety of surgical procedures;
●	Conducted a limited market release of the curved-tip cartridge/reload for the XCHANGE 30 surgical stapler to provide greater control in confined and deeply recessed areas;

●	Introduced the short shaft handle to be used with the MicroCutter XCHANGE 30 in confined spaces and small incision procedures;
●	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 38,000 units, with 990 units shipped in the fiscal 2015 first quarter;
●	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to 14,450 units, with 86 units shipped in the fiscal 2015 first quarter; and,
●	Added two experienced medical device executives, William Moffitt and Gary Petersmeyer, to Cardica’s board of directors.

Fiscal 2015 First Quarter Ended September 30, 2014, Financial Results

Total product sales were approximately $1.1 million for the fiscal 2015 first quarter, compared to $0.7 million for the fiscal 2014 first quarter. MicroCutter product sales were approximately $418,000, including approximately $274,000 in the U.S. in the quarter, compared to approximately $32,000 in the comparable quarter last year. Total net revenue was approximately $1.1 million for the fiscal 2015 first quarter, compared to $0.8 million for the fiscal 2014 first quarter.

Cost of product sales was approximately $1.6 million for the fiscal 2015 first quarter, compared to approximately $1.0 million for the fiscal 2014 first quarter. Research and development expenses were approximately $1.7 million for both the fiscal 2015 and 2014 first quarters. Selling, general and administrative expenses were $2.7 million for the fiscal 2015 first quarter compared to $1.8 million for the same period of fiscal 2014. The increase in selling, general and administrative expenses in fiscal 2015 is due to hiring of additional sales and marketing staff and representatives, MicroCutter XCHANGE 30 demo and sample expenses related to marketing and training, increased marketing expense and increased stock option compensation expense.

The net loss for the fiscal 2015 first quarter was approximately $5.1 million, or $0.06 per share. Net loss for the fiscal 2014 first quarter was approximately $3.7 million, or $0.07 per share.

Cash, cash equivalents and investments as of September 30, 2014, were approximately $38.0 million, compared with $42.8 million at June 30, 2014. As of September 30, 2014, there were approximately 89 million shares of common stock outstanding and 191,474 shares of Series A convertible preferred stock outstanding.

Conference Call Details

To access the live conference call on November 4, 2014, at 4:30 p.m. Eastern Time via phone, please dial 800-299-9630 from the United States and Canada or 617-786-2904 internationally. The conference ID is 98042560. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately four hours after the call through November 11, 2014, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 15342076.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica

Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to reduce operating time and facilitate minimally-invasive and robot-assisted surgeries. Cardica’s MicroCutter XCHANGE® 30, a cartridge-based articulating surgical stapling device with a five-millimeter shaft diameter, is manufactured and cleared for use in a variety of gastrointestinal procedures and appendectomies in the United States, and is marketed for a wide range of surgical procedures in Europe. Cardica is developing the Cardica® MicroCutter XCHANGE® 45, a cartridge-based microcutter device that is being designed with an eight-millimeter shaft to be used in a variety of procedures, including bariatric, colorectal, thoracic and general surgery. The Cardica MicroCutter XCHANGE 45 product requires 510(k) clearance and CE Mark and is not yet commercially available in the U.S. or internationally. In addition, Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 53,000 units throughout the world.

Forward-Looking Statements

The statements in this press release regarding Cardica’s confidence that growth in domestic sales of the MicroCutter will continue to accelerate, Cardica’s expectations of continued momentum in both the United States and internationally, Cardica’s expectations that it will continue to execute on its strategy to realize the full potential of its technology in order to create enhanced value for its shareholders, and the benefits that Cardica believes physicians and patients will receive from the use of the MicroCutter XCHANGE 30 and cartridges are "forward-looking statements." There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including: that Cardica may not be successful in its efforts to commercialize the XCHANGE 30 due to unanticipated technical or other difficulties; that prospective customers may not perceive the benefits of the XCHANGE 30 to be sufficient to warrant its purchase; that prospective customers may be constrained by pricing pressures or purchasing requirements in the hospitals and facilities in which they work, which could prevent them from purchasing the XCHANGE 30; as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2014, under the caption “Risk Factors,” filed on September 25, 2014. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands except per share amounts)

	Three months ended September 30,
	2014	2013
	(unaudited)
Revenue
Product sales, net	$1,051	$746
License and development revenue	-	41
Royalty revenue	17	18
Total	1,068	805

Operating costs and expenses
Cost of product sales	1,633	1,001
Research and development	1,736	1,657
Selling, general and administrative	2,658	1,768
Total operating costs and expenses	6,027	4,426

Loss from operations	(4,959)	(3,621)
Interest and other income	4	4
Interest expense	(110)	(122)
Net loss	$(5,065)	$(3,739)

Basic and diluted net loss per share	$(0.06)	$(0.07)

Shares used in computing basic and diluted net loss per share	89,012	51,089

Condensed Consolidated Balance Sheets

(amounts in thousands)

	September 30,	June 30,
	2014	2014
	(unaudited)
Assets
Cash, cash equivalents and investments	37,966	$42,796
Accounts receivable	781	706
Inventories	1,225	1,086
Other assets	2,817	2,989
Total assets	$42,789	$47,577

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,219	$2,287
Deferred revenue	2,528	2,013
Long term debt, net of discount	2,637	3,092
Total stockholders' equity	35,405	40,185
Total liabilities and stockholders' equity	$42,789	$47,577